Exhibit 99.2

Page # of 13

EXHIBIT 99.2

Seacoast Banking Corporation of Florida

Third Quarter Earnings Conference Call

November 19, 2004

11:00 a.m. ET

Host: Dennis S. Hudson, III

Operator:

Good day, ladies and gentlemen, and welcome to the third quarter earnings release conference call.  At this time, all participants are in a listen-only mode.  Later, we will conduct a question and answer session and instructions will follow at that time.  If anyone should require operator assistance during the conference, please press "*" then “0” on your touch-tone telephone.  As a reminder, this conference call is being recorded.  I would now like to introduce your host for today's conference, Mr. Dennis Hudson, President and CEO.  Mr. Hudson, you may begin your conference.

Dennis Hudson:

Thank you, very much, and welcome everybody to Seacoast's third quarter 2004 earnings conference call.  Before we begin, I would like to direct your attention to the statement contained at the end of press release regarding forward statements.  During the call, we will be discussing certain issues that constitute forward looking statements within the meanings of the Securities and the Exchange Act and accordingly our comments are intended to be covered within the meaning of Section 27A of that Act.  With me today is Bill Hahl, our Chief Financial Officer, who will be available to answer questions following our prepared remarks.  Seacoast reported earnings for the quarter of 25 cents per share (diluted), up 13.6% over the 22 cents per share one year earlier and even with the 25 cents earned in the second quarter of this year.

For the quarter, we achieved a return on equity of 14.13% and a return on average assets of 1.09%.  Earnings growth this quarter continued to be driven by growth in net interest income and continued solid performance in fee revenues.  Our net interest margin reached a high for the year and advanced 13 basis points on a linked quarter basis, due to outstanding loan growth for the quarter and continued growth in low cost deposits.  No-cost demand deposit balances grew by over 17% over the past year and low cost savings accounts grew by 13.6%.

As we have been saying all year long, we are now seeing the results of the adjustments we made to our business model two years ago.  These changes improved our growth in commercial business and continued to support our consumer business.  While we have long enjoyed our dominant position in the wealthy high growth Treasure Coast markets, we have now expanded into the larger markets of Palm Beach County, and recently Brevard County, where we are starting to be recognized as the commercial bank best able to provide services needed by South Florida businesses.  Our commercial lenders have originated $280 million in loans so far in 2004, which has contributed to a strong $150 million or 21% increase in loans out-standing since the beginning of the year.  At quarter end, our loan deposit ratio increased to 72%, up from a low point of around 60% in June of last year.

So our expansion continues to build momentum with three offices open now and another two scheduled to come online around year end.  Our first office in Brevard County was opened last quarter and we are beginning to make progress in this new market.  Like in Palm Beach County, we will lead with our commercial activities, and then more aggressively add residential and consumer as we open additional offices over the next couple of years.

Our results for the quarter were also impacted by the direct hits we sustained from both Hurricane Francis and Hurricane Jeanne last month.  As you know, we are headquartered in Stuart, Florida, which happened to be the exact point of landfall for both of these hurricanes.  Having two of these hit the same area is bad enough, having this happen three weeks apart is frankly hard to believe, unless you live here.  These storms impacted our overhead during the quarter by approximately one penny per share and that primarily took place in the form of increased salary and other physical costs related to the storm.  We were extremely proud of the hard work and dedication of our associates over the past month as we recovered from the effects of these hurricanes.  Many of our people were severely impacted personally, but were here on day one helping us to recover.  It is too soon to assess the longer term impacts these storms could have on our markets.  I can tell you, however, we saw an interruption in our consumer and residential lending volumes in the month of September, but we believe much of this business is simply delayed rather than lost, and will likely be recovered in the coming quarter.  Many of our business customers were impacted, but we have not yet discovered any serious impacts that this would have on our asset quality.  And we have seen some recent evidence of additional deposit growth as our customers begin to receive insurance proceeds; and this trend may accelerate some in the coming months.

I am now going to turn the call over to Bill Hahl, our Chief Financial Officer, who will further report on our results for the quarter.  Bill?

Bill Hahl:

Yeah, good morning.  This year we have reported much improved loan growth while maintaining our low cost deposit funding.  In addition, much of our loan growth has occurred in commercial real estate construction loans, tied to prime, which will adjust should interest rates continue to rise.  The growth in loan balances over the year, $70 million in the third quarter and $150 million year to date or a 21% increase, have exceeded our original projections for loan growth in 2004.

We have included a chart for this call on our web-site that shows the growth of the commercial lending originations by quarter.  The trend is quite positive with the third quarter results double the first quarter.  The growth in loans has allowed the Company's net interest margin to expand by 27 basis points since the fourth quarter of 2003.  This, coupled with better deposit growth, particularly low cost savings and non interest bearing deposits, has allowed for a more favorable expansion of the net interest margin.  We have included a chart on our web-site for this call that shows the growth in the net interest margin and net interest income over the last 12 months.

We believe that the rise in short term interest rates over the past few months will moderate the growth in the net interest margin during the fourth quarter.  Net interest income for the third quarter 2004 increased $2.7 million or 29½  percent over the prior year's third quarter, as a result of the improved margin and the growth in earning assets.

Noninterest income results so far this year are below prior year, primarily due to mortgage banking fees.  However, residential mortgage originations have remained strong in 2004, totaling $182 million year to date, compared to $209 million last year when consumer refinancings were at a record-high.  In addition, more adjustable rate mortgages have been generated and retained in the loan portfolio, therefore reducing fees generated from sales.  In the third quarter, mortgage banking revenues totaled $523,000 compared to $472,000 in the second quarter this year.  While fees were not impacted during the quarter as a result of the two hurricanes, the pipeline going into the fourth quarter was somewhat lower as a result of these events.

Another component of noninterest income which has rebounded, as expected as a result of the improvements in the equity markets and the economy, were fees from investment management services.  This business' revenues have been stagnant to lower, since the economic turndown began in 2000.  On a year over year basis, for the first nine months, revenues from investment management services have increased 21% over the comparable period last year.  We expect these revenues to continue and this line of business to continue to grow.  This line of business over the long term has increased at a compounded rate of approximately 10%; and we anticipate a similar growth rate going forward after we clear this first year of exceptional growth from what may have been a low point.

Noninterest expenses totaled $12 million for the quarter, up 12.7% due to expenses associated with the hurricane, additional staff for our market expansion, and incentive compensation tied to the improved earnings performance this year.  The overhead ratio trend for 2004 has shown an improvement since the first quarter and a chart is posted on our web-site for this call that depicts this improvement.  We expect the Company's overhead ratio will average in a range of 65-67% over the next 18 to 24 months as we continue to add locations in the markets that Denny mentioned.  After that, we expect the ratio to decline to a range that we achieved after our last "de novo" expansion, which was concluded in 1997.  We averaged from 1997 to 2001 in the 60-62% range.

Earnings per share for the quarter grew 13.6% from a year ago, and our objective is to grow earnings at a rate of 8-10 percent on a compounded annual growth basis over the next 12 to 18 months while we are expanding our market presence in Palm Beach and Brevard Counties.  Once the expansion is complete, earnings for the years 2006 to 2009 can grow at higher rates in producing a targeted 15-18% compounded annual growth rate over the five year period beginning in 2004 through 2009.

I think we are ready for any questions at this time, Denny?

Dennis Hudson:

Thank you, Bill.  If the moderator could please come back on the line and take a few questions…?

Operator:

Thank you.  Ladies and gentlemen if you wish to ask a question, please press the "1" on your touch tone phone.  You will hear a tone indicating you have been placed in queue.  You may remove yourself from the queue at any time by pressing the "pound" key.  If you are using a speaker phone, please pick up the handset before pressing the numbers.  Once again, if you have a question, please press the one key at this time.  Our first question comes from Jonathan Ashe of Wellington Management.  Your question, please?

Jonathan Ashe:

Thanks.  First of all, I don’t -- well, anyway --

Dennis Hudson:

Hey, Jonathan.

Jonathan Ashe:

Hi, how is it going?  A very good quarter, I guess.  There were two questions I have.  The first one, if you could just talk about who you hired during the quarter.  And then, secondly, your average loans are up nine percent (I know we can all do the math, your loans are up nine percent), your securities are actually down eight percent (which was nice), and so average earning assets are actually only up one percent.  I guess, at what point in the future do you see balance sheet growth occurring? Thanks.

Dennis Hudson:

Well, on the first question, in terms of who did we hire this past quarter, I think most of the additions came in the retail area in the new markets.  Bill, is that --?

Bill Hahl:

That, and we did add some commercial lenders in both Palm Beach and Brevard Counties, and support staff for them, and so their impacts are not fully reflected in the quarter.  At least partially those additions have been absorbed and we should see continued commercial originations from those new folks.

Dennis Hudson:

And to answer your second question, about the balance sheet impact or growth on the aggregate size of the balance sheet, I would say it would begin to occur probably after this season.  You know we have a seasonal increase in deposits that will begin occurring right now.  As we speculated earlier in the call, this may be further impacted by the hurricane; and although we are projecting some very solid loan growth over the next six months, it may not result in the balance sheet growth we would all like to see due to the strong deposit growth we are likely to see.  So, Jonathan, I would think that sometime next summer we will probably begin seeing some more significant balance sheet growth.  I think by then we will have worked through a lot of the transformation of the mix on the balance sheet on the asset side, and we will then be in a period of less aggressive deposit growth as we hit the summer months here in Florida. Then beyond that, I would expect to see--depending on how successful we are at continuing to grow the loan portfolio--some balance sheet come on.  So I would think that would begin to occur in the middle of next year as we hit the summer.

Jonathan Ashe:

Thank you very much.

Operator:

Thank you.  Our next question comes from David Honold of KBW.  Your question, please?

David Honold:

Good morning.

Dennis Hudson:

Good morning, David.

Bill Hahl:

Good morning.

David Honold:

I was wondering if you could just talk a little bit about some of the fee items, this quarter, and how they may have been impacted by hurricane-related delays and where there could be some recovery looking ahead to the coming quarters.

Bill Hahl:

Well, David, as I indicated in my comments, we didn’t really see too much impact in the mortgage banking area during the quarter.  There were probably a couple of weeks that we lost some closings that might have been transferred in terms of sales, due to the fact that people weren't concentrating on closing a real estate transaction--they were worried about hurricanes and that type of thing.  So that will spill over into the fourth quarter--as Denny mentioned, it’s more of a delayed type of impact.  We did see the transactional businesses, brokerage and so forth, have some impacts during the quarter in lower transaction volumes, particularly during the hurricane...  as well as in our marine division, Seacoast Marine Finance, there were some activities delayed and postponed in Florida.  The West Coast division did well.  So overall, there wasn't a lot of impacts--the only exception would be that, as I mentioned, there was a slight decline in the overall residential pipeline losing a couple of weeks, as well as there is a potential delay, for 30 days or so as people who work through the damage and so forth and recover from the hurricanes.  We can probably expect to see lower application volumes in the markets more severely impacted, that being Indian River and St Lucie Counties, and to a lesser extent down in Palm Beach and Martin Counties.

David Honold:

Okay, thanks.  And then just as a quick follow-up on the improvement in asset quality, which was impressive this quarter with the decline in non-performers--and loan growth was exceptional--is there a floor that you think there will be for the reserve level relative to total loans on the balance sheet?

Dennis Hudson:

Well, you can see that we increased our provisions this quarter a little bit and that was related to some charge-offs we took this quarter.  As you know, our loss ratio has been near zero or at zero for a number of years now, and it that doesn't take much to interrupt that if you have the occasional charge-off.  So I think we will continue to carefully look at our reserve levels; but frankly the improvement in asset quality, when you look into our calculations, is helping to offset what would otherwise be an expectation of increased provisions due to growth as we go through time.  As you can see, our asset quality measures improved dramatically this quarter as we dropped off a piece of OREO (other real estate owned).  We will just have to wait and see, but at this point we feel we are adequately reserved and we’ll continue to see provisioning probably at some level comparable to what we have seen in the last couple of quarters.

David Honold:

Thanks.

Dennis Hudson:

Sure.

Operator:

Thank you.  Our next question comes from Raymond--excuse me--John Pandtle from Raymond James.  Your question, please.

John Pandtle:

Good morning, everyone.

Bill Hahl:

Good morning.

Dennis Hudson:

Good morning -- it's John Pandtle.

John Pandtle:

Yes, Pandtle, correct.  A couple of questions.  First, Bill, will you walk back through your margin expectation for the fourth quarter.  What do you expect--I didn't catch that clearly.  And then the second question is:  over the next 18 to 24 months, as you proceed with your expansion in Brevard and in Palm Beach, can you give us a sense for how many additional branches and people we are talking about?

Bill Hahl:

Sure.  In terms of the margin, I was trying to be sufficiently vague on our forecast, or what might happen, given all the various things that we have talked about in terms of disruptions and so forth in the loan portfolio, etc.  If we get comparable growth--which we, at this point, expect to the third quarter--we should see continued margin improvement, but moderated by the fact that there were higher interest rates over the last few months of 75 basis points, and we are beginning to see that equating to more competitive CD rates in the markets that we operate in. While we haven't seen much of an impact--I think maybe we had a one basis point increase in our cost of funds from August to September--at this point, that could accelerate given the competitive nature down here for deposits.  Offsetting that also though will be-- as Denny mentioned, we are going into a period of seasonal growth for deposits as many Northerners return back down here and we generally see higher deposit balances--and that often times equates to a lower margin impact because we can't invest those temporary deposits in very wide spreads--so that has an impact on the margin as well.  So to answer your question, we think it could be up a smaller amount than it expanded in third quarter, or flat at the worst case.

Dennis Hudson:

To address your question about the next 18 months, in terms of additional branches and overhead and people and the like….at this point, we have two offices that are coming out of the ground, one of which will be opened, I believe, in November--we have a targeted date and I think it's in November that it's opening.  Most of those people, or a good number of those people, are already on board and are working their way into that market.  We have a second office whose opening will be delayed until the middle of the first quarter.  Those are both in Palm Beach County.  Then the only other one that we have planned is an additional office in Palm Beach County that will not open--that has not even commenced construction yet as part of a larger project, and so we are a little bit dependent on that developer for how fast that is going to come along.  We anticipate that will be opening probably in another 12 months from the first quarter--so it will be the first quarter of '06--early in the first quarter of '06.  So we don't see a lot of additional overhead impacting us in '05, except for the full year impact of those two branches that are opening--one late this year and one early next year.

Bill Hahl:

That is, our plans are that we… right now we have a loan production office in the market and many of those people will shift to that branch that's opening in '06.  So, we shouldn’t see additional overhead at all, of the occupancy type, and with not have very many people being added…

Dennis Hudson:

So, when you kind of net it out, given that we are already being somewhat impacted by all of this in this quarter, we will see a full year impact of that in the fourth quarter and then, you might count on another full branch, if you will, hitting us gradually into the next year, as we build up our full staffing.  So, it's not going to be as impactful as you might think, given that we are already half way there on a lot of this stuff.

As to Brevard County, we do not have any announced plans to add branches in Brevard County.  But it's something we are discussing and I know our folks up there are helping us identify some locations.  The way that goes, it’s highly unlikely that it would be impacting us until the end of next year at the earliest.  And, again, we do not have aggressive plans to add significant numbers of offices there.  We are looking for one or two locations, but we'll have to report on that after we know better where we are.

John Pandtle

Okay.  Thank you.

Dennis Hudson:

Thank you.

Operator:

Thank you.  Our next question comes from Christopher Marinac of FIG partners.  Your question, please.

Bret Long:

Hi, guys.

Dennis Hudson:

Chris Marinac, hi, there.

Bret Long:

This is actually Bret Long.  Chris couldn't be on the call and he wanted me to express his regrets.

Dennis Hudson:

Okay.

Bill Hahl:

Okay.

Bret Long:

My question was actually answered a little while ago, but maybe I could add to it just a little bit.  It was about interest rate sensitivity and where you guys see yourselves.  You went on about some of the areas that would affect the margin going forward.  So, maybe the only thing I could add to that is:  if maybe there were any areas in the past where, or if any of the things you spoke about were continuing--not necessarily problems, but--difficulties, and if you have any goals that you have set for yourself to try and improve that.

Dennis Hudson:

Improve interest rate sensitivity issue?

Bret Long:

Yeah.  That is, given the fact that you think that interest rates are going to continue to rise.

Dennis Hudson:

Right.  Well, the most significant thing in terms of looking at the past and the future and so forth is that, in the last couple of years, we have worked very hard to reduce our exposure in the residential real estate area, particularly fixed rate lending, and improve our capacity to generate more rate sensitive assets…and I think we have done a pretty good of that.  You will see the loan mix has changed dramatically in the last two years, and particularly in the last year, and is now much more oriented to shorter term assets.  So, I think that pretty well answers the question when you look at where we have come in the last couple of years, as evidenced by the dramatic change in our loan mix.  A year and a half ago we had 60% of our loans in residential; today that's down to less than 30%.  And more recently, with our loan growth, you have seen our loan to deposit ratio advance nicely, again in shorter term assets.  We continue to very carefully manage that and feel we are in an appropriately balanced position for the environment we are in.

Bret Long:

Thank you.

Operator:

Thank you.  Our next question comes from Bill McCrystal of McConnell, Budd, Roman.  Your question, please.

Bill McCrystal:

Good morning.

Dennis Hudson:

Good morning, Bill.

Bill McCrystal:

Just a quick follow up on the interest rate sensitivity.  Just in order of magnitude, what percentage of the loan portfolio would be tied to prime, and then if there is an issue regarding floors, or is there a significant portion of loans that have floors that wouldn't be repriced from another rate increase or so.

Bill Hahl:

Well, let's see, we will break it down into a couple of -- we don't have a lot of commercial loans pre-2003 that are tied to prime and I am talking, Denny, we are in the neighborhood of what, $30-40 million --

Dennis Hudson:

Right.

Bill Hahl:

Going forward though, we have generated a lot of commercial real estate construction loans that are tied to prime and those will reprice.  As prime has already gone up, many of them have already repriced, and they weren't at floors that wouldn't change.  As Denny mentioned, we have originated $280 million in loans this year so far in the first nine months.  The vast majority of that is tied to prime, so that those will be going on.  Our outstanding balances in commercial construction increased by $60 million alone in the third quarter.  So the amount of loans being tied to prime is increasing at this point, from a low factor of maybe $30-40 million upwards.  I don't really have a number right now.  If you want--if you are interested in that--you can give me a call and I can get that for you.

Bill McCrystal:

Oh, that would be fine, thanks.  And then, if you just--obviously you're doing a tremendous job in generating the loan growth--could you just give a sense of what your pricing power is in the competitive landscape on a deposit side? You alluded to that to some degree earlier, but if you can just give us some more extensive information on what the competitive market is on the deposit side and what kind pricing power you have.

Bill Hahl:

Well, the competitive markets right now--it's kind of interesting when you take a look at core deposits.  Although the Fed has been up 75 basis points, we have not seen anybody blinking in terms of raising core deposits rates at this point.  The competition has really been in the area of CD rates and basically offering, I think, premium rates in some different maturities to attract customers.  Our strength has always been that we have the best branch coverage of anybody in these markets, and so we offer a lot of convenience and also quality customer service.  Our pricing power exists from these high value relationships that we have, and the fact that they continue to shift more of their funds to us because they like us and they like our convenience. On an individual basis, in terms of CDs, we do negotiate with our good customers, if there is an offering out there that's more competitive than our current rate on CDs.  So that's essentially how we have been able to basically be in the lowest quartile compared to peers--and even anywhere from 20-25 basis points lower than our competitors in our markets--in terms of cost of funds.

Dennis Hudson:

And if you go back, Bill, over a long period of time, say 10 years, and just look at percentile rankings for us against peers in the market, and also outside of the markets, you find a consistent ability for us to use that pricing power to drive down our costs on the deposit side.  So, we are confident that we will continue to be able to exercise that strength in the coming months.  I would also point out, as Bill mentioned, we sometimes will negotiate with large relationships--and we do do that--but I will tell you that we never (or rarely) match the highest in the market.  We are always highlighting that we believe we do have a better value proposition for our customers.

Bill McCrystal:

Good, thank you very much.

Operator:

Thank you.  Ladies and gentlemen, if you wish to ask a question, please press the "1" key on your touch tone telephone.  Our next question comes from Peyton Green of FTN Midwest Research.  Your question, please.

Peyton Green:

Good morning.

Dennis Hudson:

Good morning, Peyton.

Peyton Green:

I was wondering if you could just give the component of the real estate mortgage loans that was related to commercial real estate.

Dennis Hudson:

You mean in terms of dollars?

Peyton Green:

Yeah.

Dennis Hudson:

What is it at this point in time?

Peyton Green:

Right.

Bill Hahl:

Gee!  Peyton, I don't have that number in front of me, and I apologize.  If you give me a call, I will get that for you.

Peyton Green:

Okay.  And then also if you can talk a little bit about the expenses on the personnel side.  How much was related to storm activity, and then how much do you expect to carry through into the fourth quarter?

Dennis Hudson:

Well, we indicated that around $250,000 was the impact on overhead in the quarter, and that we expect that to go away next quarter--and those were the things that were readily identifiable as being impacts of the storm.  It had to do, as we stated in the release, with higher personnel costs, deductibles and other damage and the like.  We have accrued some estimates for the repair work that is ongoing for some of our offices.  Once you get beyond those known items and into other areas, it becomes a little squishy for us to discuss.  I could just say generally that we've probably had some more impact, but we couldn't identify it.  So I think for sure we can count on that $250,000, or about a penny a share, to come back in the fourth quarter. Wouldn't you agree, Bill?

Bill Hahl:

Yes.

Peyton Green:

Okay.  And then just on the loan mix side, in terms of the residential, which I will include in residential…have your home equity loans repriced far since what I would think of more traditionally is a residential mortgage?  I mean, do you all do fixed rate type or is it --

Bill Hahl:

No --

Dennis Hudson:

No, it's all variable.  It's all variable and it's tied to prime.  I know there had been some floors in that, and that, in the past, has been effective.  I think right now though, from a competitive stand point--I couldn't swear to it--I think we are at or above our floors now--

Peyton Green:

Okay.

Dennis Hudson:

-- in the home equity portfolio.

Peyton Green:

But it probably wouldn't have helped you in the third quarter?

Dennis Hudson:

No, it wouldn't have.

Peyton Green:

Okay.

Dennis Hudson:

It would be a thing that you might see helping us, I would say, next year.

Peyton Green:

Okay.  And then in terms of the residential --Do you know, did it grow, linked quarter, compared to the 275-6 that it was at the end of June?

Bill Hahl:

No, Peyton, I don't believe it did.  As you saw, or as I commented, in terms of mortgage banking fees that we originated during the quarter, I think it was more related to fixed rate loans and we saw a little bit more of that.  During the quarter in fact, we've probably sold $5 million additional that was recorded actually in the second quarter of fixed rate--so the residential portfolio didn't grow, on a linked quarter basis, in the third quarter.

Peyton Green:

Okay.  And then going forward, I mean as you stretch out into next year, I guess really in the first quarter you have the full expense load from the first branch and then the second branch in Palm Beach County.  Would you consider keeping some fixed rate on the balance sheet, now that your mix has gone down considerably compared to where it was a couple a years ago and you have proved that you’ve changed the interest rate sensitivity of the company to help offset the initial costs?

Dennis Hudson:

I know we are looking at that and we will be thinking about that.  Also it has pretty significant implications to our decisions in the investment portfolio in terms of the duration of that portfolio.  As you know, historically, it has been extraordinarily short--our duration in the investment portfolio--due in part to the fact that historically we had a very high concentration in residential real estate.  The difficulty has been that we have been in this environment… generally speaking, it hasn't made a lot of sense to increase duration in that portfolio, but it's something we have carefully looked at, and I know Bill has worked on the last year.

Back to booking the fixed rates--I think the greater opportunity is potentially for us to continue to book adjustable rate mortgages in the residential portfolio--which still have pretty darn significant pick-ups associated with them as they roll out of our short duration investment portfolio so --

Peyton Green:

Okay.  And let me stretch that one iteration further, in terms of your five-year ARM product, I mean what kind of yield are you all getting today on that?

Bill Hahl:

I can't answer that.  Sorry, Peyton I am --

Dennis Hudson:

It's a very competitive rate and basically what you see out there in the market place is what we are offering.  I apologize that Doug is not here today and he would have that, I am sure, off the top of his head.

Peyton Green:

No problem.  Thank you, very much.

Bill Hahl:

All right.

Operator:

Thank you.  Gentlemen, I am not showing any further questions at this time.

Dennis Hudson:

Thank you very much for your attendance for today's call.  We appreciate your questions and, as always, I would be delighted to chat with you later off-line.  Thank you very much for attending. We will look forward to reporting continued success in the fourth quarter.

Operator:

Ladies and gentlemen, thank you for your participation in today's conference.  This now concludes the program, you may all disconnect.  Thank you, and have a good day.